Exhibit 99.1

NEWS RELEASE

Transcat, Inc. • 35 Vantage Point Drive • Rochester, NY 14624 • 585-352-7777

IMMEDIATE RELEASE

Transcat further expands its higher margin rental business with the acquisition of Becnel Rental Tools, Inc.

ROCHESTER, NY, April 15, 2024 – Transcat, Inc. (Nasdaq: TRNS) (“Transcat” or the “Company”), a leading provider of accredited calibration services, cost control and optimization services, and distribution and rental of value-added professional grade handheld test, measurement, and control instrumentation, announced that it has acquired privately-held Becnel Rental Tools LLC (Becnel), effective April 15, 2024. The $50 million purchase price was paid in combination of $32.5 million in Company stock and $17.5 million in cash and is subject to certain customary holdback provisions.

Founded in 2012, Becnel is an ISO 9001:2015 certified provider of rental tools and services primarily utilized in the decommissioning and maintenance of oil wells. The company’s management team has vast experience operating and servicing customers in these highly regulated end markets. The existing staff and leadership team, led by current Becnel President Jason Becnel, will remain in place to strategically drive the business and service customers’ needs.

“Becnel is a well-run business, with great leadership and significant industry experience in the rental of equipment used in the highly regulated end markets associated with decommissioning and maintenance of oil wells. They have demonstrated the ability to scale in support of the growing number of wells that are in need of decommissioning, and we believe that the resources and expertise that Transcat brings to the table, will position Becnel well for continued growth to take advantage of the tens of thousands of wells targeted to be decommissioned in the next 10 to 15 years and beyond, as well as future service expansion opportunities,” according to Lee Rudow, President and Chief Executive Officer. “Becnel operates in a niche part of the oil and gas industry, and we believe the business is largely isolated from the inherent market volatility. Their customer relationships are very strong and as a result, we believe that the highly regulated markets that Becnel serves, will provide significant opportunity for cross-selling of Transcat’s calibration services, as well as our core distribution products.”

Mr. Rudow added, “We continue to find the rental business very attractive and view Becnel as a great addition to our rental portfolio. In addition, within their current business model, Becnel has an attractive service revenue component that works hand in hand with their equipment rentals. Similar to the rest of our rental portfolio, this business performs very well financially and will provide expansion to our overall Gross Margins and EBITDA Margins for both our Service and Distribution segments. The total acquired EBITDA for this deal is approximately $5.8 million.”

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Transcat further expands its higher margin rental business with the acquisition of Becnel Rental Tools, Inc.

April 15, 2024

“This rental business is different than our existing rental businesses in terms of the nature of the equipment being rented but is very consistent in the opportunities it provides to the overall Transcat business, which are expansion of our offerings, profit/margin enhancement, cross-selling opportunities, and lead generation for our Services business. As a result, we see Becnel as a great strategic fit for Transcat.”

ABOUT TRANSCAT

Transcat, Inc. is a leading provider of accredited calibration, reliability, maintenance optimization, quality and compliance, validation, Computerized Maintenance Management System (CMMS), and pipette services. The Company is focused on providing best-in-class services and products to highly regulated industries, particularly the Life Science industry, which includes pharmaceutical, biotechnology, medical device, and other FDA-regulated businesses, as well as aerospace and defense, and energy and utilities. Transcat provides periodic on-site services, mobile calibration services, pickup and delivery, in-house services at its 27 Calibration Service Centers strategically located across the United States, Puerto Rico, Canada, and Ireland. In addition, Transcat operates calibration labs in 21 imbedded customer-site locations. The breadth and depth of measurement parameters addressed by Transcat’s ISO/IEC 17025 scopes of accreditation are believed to be the best in the industry.

Transcat also operates as a leading value-added distributor that markets, sells and rents new and used national and proprietary brand instruments to customers primarily in North America. The Company believes its combined Service and Distribution segment offerings, experience, technical expertise, and integrity create a unique and compelling value proposition for its customers.

Transcat’s strategy is to leverage its strong brand and unique value proposition that includes its comprehensive instrument service capabilities, Cost, Control and Optimizations services, and leading distribution platform to drive organic sales growth. The Company will also look to expand its addressable calibration market through acquisitions and capability investments to further realize the inherent leverage of its business model. More information about Transcat can be found at: Transcat.com.

Safe Harbor Statement
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact and thus are subject to risks, uncertainties and assumptions. Forward-looking statements are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” “plans,” “aims” and other similar words. All statements addressing operating performance, events or developments that Transcat, Inc. expects or anticipates will occur in the future, including but not limited to statements relating to anticipated revenue, profit margins, the Company’s response to the coronavirus (COVID-19) pandemic, the commercialization of software projects, sales operations, capital expenditures, cash flows, operating income, growth strategy, segment growth, potential acquisitions, integration of acquired businesses, market position, customer preferences, outlook and changes in market conditions in the industries in which Transcat operates are forward-looking statements. Forward-looking statements should

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Transcat further expands its higher margin rental business with the acquisition of Becnel Rental Tools, Inc.

April 15, 2024

be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties include those more fully described in Transcat’s Annual Report and Quarterly Reports filed with the Securities and Exchange Commission, including under the heading entitled “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements, which speak only as of the date they are made. Except as required by law, the Company disclaims any obligation to update, correct or publicly announce any revisions to any of the forward-looking statements contained in this news release, whether as the result of new information, future events or otherwise.

For more information, contact:

Linda Reynolds Executive Assistant 35 Vantage Point Drive Rochester, NY 14624 Phone: 585.866.1969 Email: linda.reynolds@transcat.com

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